SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 20, 2025

Date of Report (Date of earliest event reported)

SolarWindow Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-127953 (Commission File Number)	59-3509694 (I.R.S. Employer Identification No.)

9375 E. Shea Blvd., Suite 107-B, Scottsdale, AZ	85260
(Address of principal executive offices)	(Zip Code)

(800) 213-0689
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

An Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of SolarWindow Technologies, Inc. (the “Company”) appointed Francisco Javier Bono Perez to the Board effective as of November 20, 2025.

Mr. Bono currently serves as President of International Development at Landvac Ti-Vacuum Insulated Glazing (July 2025 – present) located in Luoyang, Henan, China and has been employed as an independent contractor by LandGlass Technology Co., Ltd. for more than 11 years, the last 7 years as its Vice President of International Development. Prior thereto Mr. Bono was employed at Suministros Aries, S.L., a Spanish company located in Valencia, Spain for more than 13 years, the last 4 years and 8 months as its Chief Executive Officer.

Mr. Bono received a Bachelor of Science (B.S.), Mechanical Engineering, from Lafayette College in 2000. He also received an Executive MBA from the IESE Business School in 2009. Mr. Bono participated in certification programs at the Harvard Business School (Executive Education) in 2018, and the China Europe International Business School (International Business, as part of his Executive MBA) in 2009.

The Company believes that Mr. Bono’s nearly 25 years of experience in all types of glass-related industries and his global reach across the glass industry, including solar, architectural, automotive, and specialty fabricated glass, not only make him a valuable asset for the Company but also qualifies him for membership on the Board.

There are no family relationships existing between Mr. Bono and any director or executive officer of the Company. There have been no transactions, and no transactions are currently proposed, in which the Company was or is to be a participant and in which Mr. Bono or any member of his immediate family had or will have any interest, that are required to be disclosed by Item 404(a) of Regulation S-K. In addition, there are no arrangements or understandings between Mr. Bono and any other persons pursuant to which Mr. Bono was appointed to the position as a member of the board. Prior to his appointment to the Board, Mr. Bono’s served on the Company’s Board of Advisors since July 2019.

Silica Holding B.V. (“Silica”) is a foreign corporation domiciled in the Netherlands and wholly owned Silica Ventures, S.L., a Spanish company, and are each wholly owned by Mr. Bono, who has subscribed for and purchased, in the Company’s June 2025 offshore private placement, for an aggregate price of $1,000,000, a total of 3,225,806 units of the Company’s securities, each unit consisting of one share of common stock and one warrant to purchase an additional share of the Company’s common stock at an exercise price of $0.47 per share (collectively, the “Private Placement Securities”). Silica’s ownership of the Private Placement Securities represents, on a fully diluted basis, a beneficial interest of 9.35% in the Company’s issued and outstanding common stock as to which Mr. Bono has voting and disposition authority.

Mr. Bono’s relationship with Company will be governed by, subject to applicable law, Offer Letter dated November 20, 2025 between the Company and Mr. Bono (the “Offer Letter”). A copy of the Offer Letter is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K. Mr. Bono has waived all compensation otherwise payable to him as a member of the Company’s Board of Directors. In addition, Mr. Bono, as a condition to his appointment to the Board of Directors, executed the Company’s standard confidential information and invention assignment agreement. The foregoing description of the Offer Letter is qualified in its entirety by reference to the full text of the Offer Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure

On November 21, 2025, the Company issued a press release titled “Tech Investor and Glass Innovator Joins SolarWindow Board of Directors.”

The information presented in Item 7.01 of this Current Report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or specifically incorporates it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act.

Section 9

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

10.1	Offer Letter dated Effective as of November 21, 2025 , between SolarWindow Technologies, Inc. and Amit Singh. Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) is the type that the company treats as private or confidential; such redaction is identified by the following symbol [****].

99.1	Press release issued on November 21, 2025 titled “Tech Investor and Glass Innovator Joins SolarWindow Board of Directors.”

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SolarWindow Technologies, Inc.

By:	/s/ Amit Singh

Name:	Amit Singh

Title:	President and Chief Executive Officer